Exhibit 2.1
Form 8-K
Ogden Golf Co. Corporation
File No. 333-105075

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG

OGDEN GOLF CO. CORPORATION,

BIOPATH ACQUISITION CORP.,

 and

BIO-PATH, INC.

AGREEMENT AND PLAN OFMERGER AND REORGANIZATION

This Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this 27th day of September, 2007, by and among Ogden Golf Co. Corporation, a Utah corporation (hereinafter “Ogden Golf”); Biopath Acquisition Corp., a newly formed Utah corporation and wholly owned subsidiary of Ogden Golf (hereinafter “Merger Sub”);and Bio-Path, Inc., a Utah corporation (hereinafter the “Bio-Path”).

RECITALS

WHEREAS, the boards of directors of each of Ogden Golf, Merger Sub and Bio-Path deem it advisable and in the best interests of such corporations and their respective stockholders that Merger Sub merge with and into Bio-Path pursuant to this Agreement and the Utah Articles of Merger (in the form attached hereto as Exhibit A) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”).

WHEREAS, the boards of directors of Merger Sub and Bio-Path have determined to recommend that the sole stockholder of Merger Sub and the stockholders of Bio-Path adopt and approve this Agreement and approve the Merger and the transactions contemplated by this Agreement;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the capital stock of Bio-Path shall be converted into the right to receive a number of shares of the Common Stock of Ogden Golf set forth in Section 2(b) herein;

WHEREAS, Bio-Path, on the one hand, and Ogden Golf and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.           Plan of Reorganization.  The parties to this Agreement do hereby agree that Merger Sub shall be merged with and into Bio-Path upon the terms and conditions set forth herein and in accordance with the provisions of the Utah Revised Business Corporation Act. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2.           Terms of Merger.  In accordance with the provisions of this Agreement and the requirements of applicable law, Merger Sub shall be merged with and into Bio-Path as of the Effective Time (the terms “Closing” and “Effective Time” are defined in Section 6 hereof). Bio-Path shall be the surviving corporation (hereinafter the “Surviving Corporation”) and the separate existence of Merger Sub shall cease when the Merger shall become effective.  Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a)           Corporate Existence.

(i)           Commencing with the Effective Time, the Surviving Corporation shall continue its corporate existence as a Utah corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of Merger Sub and Bio-Path (collectively, the “Constituent Corporations”); (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(ii)           At the Effective Time, (i) the Articles of Incorporation of Bio-Path, as amended, shall be the Certificate of Incorporation of the Surviving Corporation, and the By-laws of Bio-Path, as existing immediately prior to the Effective Time, shall be and remain the By-laws of the Surviving Corporation; (ii) the members of the Board of Directors of Bio-Path holding office immediately prior to the Effective Time shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Time a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of Bio-Path at the Effective Time shall continue to hold the same offices of the Surviving Corporation.

(b)           Conversion of Securities.  As of the Effective Time and without any action on the part of Ogden Golf, Merger Sub, Bio-Path or the holders of any of the securities of any of the Constituent Corporations, each of the following shall occur:

(i)           Each share of Bio-Path Common Stock (as defined hereinafter) issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of Ogden Golf Common Stock (as defined hereinafter) equal to the Conversion Ratio (as defined hereinafter).  At the Effective Time, all such shares of Bio-Path Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of Ogden Golf Common Stock, respectively, into which such shares of Bio-Path Common Stock were converted.  The holders of such certificates previously evidencing shares of Bio-Path Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Bio-Path Common Stock except as otherwise provided herein or by law. The shares of Ogden Golf Common Stock issued to the holders of the capital stock of Bio-Path shall be subject to certain restrictions on any sale, assignment, transfer, encumbrance or other manner of disposition as more fully set forth below;

(ii)           Any shares of capital stock of Bio-Path held in the treasury of Bio-Path immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(iii)           Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be canceled in the Merger.

Notwithstanding anything in this Agreement to the contrary, any shares of Bio-Path Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the Utah Revised Business Corporation Act (“Dissenting Shares”) shall not be converted into a right to receive the Ogden Golf Common Stock at the Effective Time, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Utah, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the Utah Revised Business Corporation Act (the “URBC”).  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all Dissenting Shares shall be cancelled and shall cease to exist. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, Ogden Golf Common Stock without any interest thereon. Bio-Path shall give the Merger Sub, or after the Effective Time, the surviving corporation, prompt notice of any demands received for appraisal of shares of Bio-Path capital stock, any withdrawals of any such demands and any other instruments served pursuant to the URBC and received by Bio-Path.

(c)           Other Matters.

(i)           Upon the effectiveness of the Merger, each outstanding option or warrant to purchase Bio-Path Common Stock, whether or not then exercisable, shall be converted into an option or warrant to purchase a number of shares of Ogden Golf Common Stock equal to the Conversion Ratio multiplied by the number of shares of Bio-Path Common Stock subject to such option or warrant, at a price per share equal to the exercise price per share in effect immediately prior to the Merger divided by the Conversion Ratio. All other terms and conditions of each option or warrant to purchase Bio-Path Common Stock shall remain the same.

(ii)           At the Closing, the existing directors of Ogden Golf or its stockholders shall appoint as officers and nominate and elect to the Board of Directors of Ogden Golf those set forth listed on Schedule C (the “Post Closing Managers”), and all of the persons serving as directors and officers of Ogden Golf immediately prior to the Closing shall thereafter resign from all of their positions with Ogden Golf.

(d)           Definitions.

(i)           For purposes of this Agreement, the term “Conversion Ratio” shall mean 2.20779528 whereby each share of Bio-Path common stock shall be converted into 2.20779528 shares of Ogden Golf Common stock in the Merger. There will be not more than 3,600,000 shares of Ogden Golf Common Stock issued and outstanding immediately prior to Closing. Currently, there are 15,511,550 shares of Bio-Path common stock issued and outstanding. Prior to Closing, Bio-Path intends to raise additional capital and in connection therewith issue additional shares of Bio-Path common stock. The parties anticipate that immediately prior to Closing there will be not more than 29,911,550 shares of Bio-Path issued and outstanding.  If Bio-Path does issue additional shares of its common stock prior to the Effective Time of the Merger, the Conversion Ratio shall remain the same, 2.20779528. Assuming there are 29,911,550 shares of Bio-Path common stock issued and outstanding at the time of closing, immediately following the Effective Time there will be approximately 69,638,579 shares of Ogden Golf Common Stock issued and outstanding. For purposes of this Agreement, the term “Post Closing Capitalization” shall mean the actual number of shares of Ogden Golf Common Stock issued and outstanding immediately following the Effective Time of the Merger.

(ii)           For purposes of this Agreement, the term “Pre Closing Capitalization” shall be a maximum of 3,600,000 shares of the Ogden Golf Common stock issued and outstanding immediately prior to Closing. No options, warrants, common stock equivalents or other rights to acquire any security of the Ogden Golf shall be issued or outstanding immediately prior to the Closing except as contemplated by, or described in, this Agreement.

3.           Delivery of Shares. Promptly after the Effective Time, Ogden Golf shall deliver to each record holder of certificates formerly representing all of such holder’s shares of Bio-Path capital stock (the “Old Certificates”), at the address set forth on books of Bio-Path, (i) a notice of the effectiveness of the Merger and (ii) a Letter of Transmittal in a form reasonably acceptable to Bio-Path.  Upon surrender of an Old Certificate, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate (other than Old Certificates representing Dissenting Shares) shall be entitled to receive in exchange therefore, certificates representing the shares of Ogden Golf Common Stock into which such holder’s shares of Bio-Path capital stock were converted pursuant to the Merger (the “New Certificates”), that such holder is entitled to receive, which shall be delivered by Ogden Golf in accordance with the instructions provided by such holder in the Letter of Transmittal executed by such holder. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Time, represented Bio-Path Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of Ogden Golf Common Stock into which the shares of Bio-Path Common Stock represented by such certificate shall have been so converted. No dividends or other distributions declared or made with respect to Ogden Golf Common Stock after the Effective Time will be paid to the holder of any certificate that prior to the Effective Time evidenced shares of Bio-Path Common Stock until the holder of such certificate surrenders or exchanges such certificate as herein provided. Subject to the effect of any applicable abandoned property, escheat or similar laws, following surrender of any such certificate, there will be paid to the holder of the certificates evidencing shares of Ogden Golf Common Stock issued in exchange therefore, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Ogden Golf Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to the surrender and a payment date occurring after surrender, payable with respect to such shares of Ogden Golf Common Stock less any withholding taxes which are required thereon. No party hereto will be liable to any former holder of Bio-Path Common Stock for any Ogden Golf Common Stock or dividends or distributions thereon in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any certificate representing Bio-Path Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Bio-Path Common Stock claiming such certificate to be lost, stolen or destroyed and an agreement by such holder to indemnify and hold harmless Ogden Golf and the Surviving Corporation against any claim that may be made against them with respect to such certificate, Ogden Golf will issue in exchange for such lost, stolen or destroyed certificate Ogden Golf Common Stock to which such holder is entitled pursuant to this Agreement.

4.           Representations of Bio-Path.  Except as set forth in Disclosure Schedule 4, Bio-Path hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing:

(a)           Bio-Path has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Bio-Path. This Agreement has been duly executed and delivered by Bio-Path and constitutes a legal, valid and binding obligation of Bio-Path, enforceable against Bio-Path in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b)           Bio-Path will deliver to Ogden Golf within 30 days from the date of execution of this Agreement, a true and complete copy of its unaudited financial statements as of and for the period ended September 30, 2007 (hereinafter referred to as the “Bio-Path Financial Statements”).  The Bio-Path Financial Statements fairly present, in all material respects, the financial condition of Bio-Path as of the date thereof and the results of its operations for the periods then ended.  Other than as set forth herein or in any schedule or Exhibit attached hereto, there are no material liabilities (including, but not limited to, tax liabilities), obligations or claims (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) not disclosed or referenced in Bio-Path Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since September 30, 2007; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Bio-Path as reflected in the Bio-Path Financial Statements.  Bio-Path has or will have at the Closing, good title to all assets shown on the Bio-Path Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record.  The Bio-Path Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for the absence of footnotes, in the case of unaudited financial statements).

(c)           Except as set forth in Schedule 4(c), from September 30, 2007 to the date of Closing, there will not be any material adverse change in the condition of Bio-Path (financial or otherwise).

(d)           Bio-Path is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Bio-Path Financial Statements, and to the knowledge of its executive officers (herein “Knowledge”), there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Bio-Path or the management or properties of Bio-Path.

(e)           Bio-Path has been duly organized and is validly existing and in good standing under the laws of the State of Utah, and has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on Bio-Path.

(f)           Bio-Path has filed all state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Bio-Path Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Other than with respect to federal filings, Bio-Path is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to it.

(g)           As of the date of this Agreement, Bio-Path’s authorized capital stock consists of 100,000,000 shares of Common Stock, $0.001 par value per share (the “Bio-Path Common Stock”), of which 15,511,550 shares of Bio-Path Common Stock are issued and outstanding; and 10,000,000 shares of Preferred Stock, $0.001, of which no shares are issued and outstanding. The Parties acknowledge that Bio-Path will attempt to raise additional capital from the sale of its common stock prior to the Effective Time of the Merger. In such event, the total number of Bio-Path shares issued and outstanding will be greater than 15,511,550.  All outstanding shares of capital stock of Bio-Path are, and shall be at Closing, validly issued, fully paid and nonassessable.  There are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of Bio-Path.  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Bio-Path is a party or by which Bio-Path is bound with respect to the voting of any capital stock of Bio-Path.  There is no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of Bio-Path. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of Bio-Path.

(h)           Bio-Path has not materially breached any material agreement to which it is a party. Bio-Path has made available to Ogden Golf copies of or access to all material contracts, commitments and/or agreements to which Bio-Path is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i)           Bio-Path has no subsidiary corporations.

(j)           The financial records, minute books, and other documents and records of Bio-Path have been or will be made available to Ogden Golf prior to the Closing. The records and documents of Bio-Path that have been delivered to, or otherwise made available to, Ogden Golf constitute all of the records and documents of Bio-Path that Bio-Path is aware of or that are in its possession.

(k)           The execution of this Agreement does not materially violate or breach any material agreement or contract to which Bio-Path is a party, and Bio-Path, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which Bio-Path is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Bio-Path.

(l)           Except as set forth in Schedule 4(l), Bio-Path has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act of 1933, as amended (the “Securities Act”), other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Bio-Path’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

(m)           Bio-Path is and has been in compliance with, and Bio-Path has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Bio-Path has not received notice of any noncompliance with the foregoing, nor does it have knowledge of any claims or threatened claims in connection therewith.

(n)           Without limiting the foregoing, (i) Bio-Path and any other person or entity for whose conduct Bio-Path is legally held responsible are and have been in compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither Bio-Path nor any other person for whose conduct Bio-Path is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of Bio-Path’s properties or in connection with Bio-Path’s operations. There is no pending or, to Bio-Path’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any federal, state or foreign court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Authority”) or other entity relating to any environmental law involving Bio-Path.

(o)           Assuming the consent of the stockholders of Bio-Path is obtained, and assuming the appropriate filings are made with the Division of Corporations of the State of Utah, the execution and delivery by Bio-Path of this Agreement and the closing documents and the consummation by Bio-Path of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect), other than the consent of the stockholders of Bio-Path; (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to Bio-Path, or its business or assets; (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Bio-Path is a party or to which it is otherwise subject; and (iv) violate or conflict with any provision of the Articles of Incorporation or Bylaws Bio-Path.

(p)           There are no disagreements of any kind presently existing, or reasonably anticipated by Bio-Path to arise, between the accountants and lawyers formerly or presently employed by Bio-Path.

(q)           Neither Bio-Path nor any of its past or present officers or directors is, or ever has been, the subject of any formal or informal inquiry or investigation by the the Securities and Exchange Commission (“SEC”) or The National Association of Securities Dealers, Inc. (“NASD”).

(r)           No representation or warranty by Bio-Path contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to Bio-Path that may reasonably be expected to have a material adverse effect on Bio-Path. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Bio-Path in connection herewith have been and will be complete originals, or exact copies thereof.

5.           Representations of Ogden Golf and Merger Sub.  Except as set forth in Disclosure Schedule 5, Ogden Golf and Merger Sub hereby represent and warrant as follows, each of which representations and warranties shall also be true as of the Closing:

(a)           As of the Closing, the shares of Ogden Golf Common Stock to be issued and delivered to the stockholders of Bio-Path (the “Bio-Path Stockholders”) hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Ogden Golf capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances. As of the Closing, the shares of Ogden Golf Common Stock to be reserved for issuance to the holders of options and warrants to purchase Bio-Path Common Stock, when so issued and delivered in accordance with such options or warrants, will constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Ogden Golf capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances.

(b)           Each of Ogden Golf and Merger Sub has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Ogden Golf and Merger Sub and by Ogden Golf as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Ogden Golf and Merger Sub and constitutes a legal, valid and binding obligation of Ogden Golf and Merger Sub, enforceable against Ogden Golf and Merger Sub in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(c)           Ogden Golf has delivered to Bio-Path a true and complete copy of its audited financial statements as of and for the fiscal years ended June 30, 2005 and 2006. Ogden Golf will deliver, or otherwise make available, its audited financial statements as of and for the fiscal year ended June 30, 2007, when they are available (the  2005, 2006 and 2007 audited financial states of Ogden Golf are hereafter referred to as the “Ogden Golf Financial Statements”).  The Ogden Golf Financial Statements do, and will, fairly present, in all material respects, the financial condition of Ogden Golf as of the date thereof and the results of its operations for the periods then ended.  The Ogden Golf Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except for the absence of footnotes, in the case of unaudited financial statements).  Merger Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course of business in connection with its incorporation in Utah.  Except as described in Disclosure Schedule 5(c), Ogden Golf has no subsidiaries (other than Merger Sub) or affiliates and does not have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business.  Merger Sub has no subsidiaries or affiliates (other than Ogden Golf) and does not have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business.

(d)           Since June 30, 2007, there has not been any material adverse change in the condition of the Ogden Golf or Merger Sub (financial or otherwise).

(e)           Neither Ogden Golf nor Merger Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Ogden Golf Financial Statements, and to the knowledge of any Principal Shareholder, Ogden Golf and Merger Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Merger Sub, Ogden Golf, or the management or properties of Ogden Golf or Merger Sub.  Ogden Golf is not subject to any order, judgment, injunction or decree of any Governmental Authority or arbitrator.

(f)           Ogden Golf and Merger Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on Ogden Golf and Merger Sub.  Neither corporation is required to be qualified to do business in any state other than the State of Utah.

(g)           Ogden Golf and Merger Sub have each filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Ogden Golf Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither Ogden Golf nor Merger Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h)           As of the date of this Agreement, Ogden Golf’s authorized capital stock consists of 100,000,000 shares of Common Stock, no par value per share (the “Ogden Golf Common Stock”), of which 2,760,909 shares of Ogden Golf Common Stock are currently issued and outstanding.  Not more than 3,600,000 shares of the Ogden Golf common Stock will be issued and outstanding immediately prior to the Closing.  Merger Sub’s capitalization consists solely of 1,000 authorized shares of common stock, par value $0.001 per share (the “Merger Sub Stock”), of which 1,000 shares are outstanding, all of which are owned by Ogden Golf, free and clear of all liens, claims and encumbrances.  All outstanding shares of capital stock of Ogden Golf and Merger Sub are, and shall be at Closing, validly issued, fully paid and nonassessable.  Except for a warrant to purchase 40,000 shares of Ogden Golf Common Stock at $0.83 per share issued to ACAP Financial, Inc., there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either Ogden Golf or Merger Sub.  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Ogden Golf or Merger Sub is a party or by which Ogden Golf or Merger Sub is bound with respect to the voting of any capital stock of Ogden Golf or Merger Sub.  There is no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of Ogden Golf or Merger Sub. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of Ogden Golf or Merger Sub. As a condition to the Closing of the Merger, Ogden Golf’s authorized common stock will be increased to 200,000,000.

(i)           The financial records, minute books, and other documents and records of Ogden Golf and Merger Sub have been or will be made available to Bio-Path prior to the Closing. The records and documents of Ogden Golf and Merger Sub that have been delivered or otherwise made available, to Bio-Path constitute all of the records and documents of Ogden Golf and Merger Sub that any Principal Shareholder is aware of or that are in his or her possession or in the possession of Ogden Golf or Merger Sub.

(j)           Neither Ogden Golf nor Merger Sub has breached, nor is there any pending, any existing or threatened claim that Ogden Golf or Merger Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which Ogden Golf or Merger Sub is subject. Each of Ogden Golf and Merger Sub hereby represent and warrant that it is not a party to any material contract or commitment, and that it has disclosed to Bio-Path in writing all previous or existing relationships or dealings with related or controlling parties or affiliates of Ogden Golf or Merger Sub. Each of Ogden Golf and Merger Sub hereby represent and warrant that there are no currently existing agreements with any affiliates, related or controlling persons or entities of Ogden Golf or Merger Sub.

(k)           Ogden Golf has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Ogden Golf’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

(l)           Ogden Golf was organized for the purpose of purchasing, owning and operating a retail golf equipment business and was not formed for the purpose of engaging in a merger or acquisition with an unidentified company and is not, nor has it ever been, a blank check company.

(m)           All information regarding Ogden Golf which has been provided to Bio-Path by Ogden Golf or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of Ogden Golf or to the public or filed with the NASD, the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(n)           Ogden Golf has filed numerous of its SEC reports on a delinquent basis. The Securities and Exchange Commission has requested certain amendments to some of Ogden Golf’s SEC reports. Except for its delinquent filings, to the best of its Knowledge, Ogden Golf is and has been in compliance with, and Ogden Golf has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations (including, without limitation, the Sarbanes Oxley Act of 2002) and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Ogden Golf has not received notice of any noncompliance with the foregoing, nor does it have knowledge of any claims or threatened claims in connection therewith. Ogden Golf has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Ogden Golf has previously filed with the SEC or described herein.

(o)           Without limiting the foregoing, (i) Ogden Golf and any other person or entity for whose conduct Ogden Golf is legally held responsible are and have been in compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither Ogden Golf nor any other person for whose conduct Ogden Golf is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of Ogden Golf’s properties or in connection with Ogden Golf’s operations. There is no pending or, to Ogden Golf’s or the Principal Shareholders’ knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Authority or other entity relating to any environmental law involving Ogden Golf.

(p)           Ogden Golf has not timely filed its required documents, reports and schedules with the SEC (collectively, the “Ogden Golf SEC Documents”). As of their respective dates, the Ogden Golf SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NASD rules and regulations and state and regional securities laws and  regulations, as the case may be, and, at the respective times they were filed, none of the Ogden Golf SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Ogden Golf included in the Ogden Golf SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Ogden Golf as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(q)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Ogden Golf to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Ogden Golf, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Ogden Golf, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(r)           Ogden Golf has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 5(r), “material” means payment or performance of a contract, commitment, arrangement or understanding which is expected to involve payments in excess of $5,000.

(s)           Assuming the consent of the stockholders of Ogden Golf is obtained, and assuming appropriate filings and mailings are made by Ogden Golf under the Securities Act, the Exchange Act, with the NASD, and with the Secretary of State of Utah, the execution and delivery by Ogden Golf of this Agreement and the closing documents and the consummation by Ogden Golf of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to Ogden Golf, or its business or assets; (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Ogden Golf or Merger Sub is a party or to which any of them is otherwise subject; and (iv) violate or conflict with any provision of the respective Articles of Incorporation or Certificate of Incorporation or Bylaws of either Ogden Golf or Merger Sub.  To the knowledge of officers of Ogden Golf, Ogden Golf is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of Bio-Path after the Closing.

(t)           Ogden Golf has provided to Bio-Path an accurate and complete list of all of its current employees, consultants or independent contractors.  Ogden Golf is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar contract or agreement, or any other contract or agreement to provide severance payments or benefits to any employee upon termination of employment.  As of the Closing, Ogden Golf will not have any employees, consultants or independent contractors, other than its attorneys and accountants.  There are no labor disputes, grievances or requests for arbitration. Ogden Golf has no pension, retirement, savings, profit sharing, stock-based, incentive compensation or other similar employee benefit plan.

(u)           Except as filed as exhibits to the Ogden Golf SEC Documents, Ogden Golf has no “material contracts” (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to which it is a party. Ogden Golf is not a party to or bound by any contract which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement. All of Ogden Golf’s “material contracts” are in good standing, valid and effective in accordance with their respective terms, and neither Ogden Golf nor any other party to a “material contract” of Ogden Golf has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any such “material contract.”

(v)           Except as set forth in the Ogden Golf SEC Documents or as set forth on Schedule 0 attached hereto and incorporated herein by reference, there are no liabilities (including, but not limited to, tax liabilities), obligations or claims (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) (collectively, “Liabilities”) of Ogden Golf, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in a Liability.

(w)           Ogden Golf is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 applicable to it as of the date of this Agreement. Ogden Golf maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Ogden Golf has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Ogden Golf and designed such disclosures controls and procedures to ensure that material information relating to Ogden Golf, is made known to the certifying officers by others within Ogden Golf, particularly during the period in which Ogden Golf’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. Ogden Golf’s certifying officers have evaluated the effectiveness of Ogden Golf’s controls and procedures as of the date of its most recently filed periodic report (such date, the “Evaluation Date”). Ogden Golf presented in its most recently filed periodic report the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Ogden Golf’s internal control over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or in other factors that could significantly affect Ogden Golf’s internal control over financial reporting. Ogden Golf’s auditors, at all relevant times, have been duly registered in good standing with the Public Company Accounting Oversight Board.

(x)           There are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature pending, or to Ogden Golf’s knowledge threatened, directly or indirectly involving Ogden Golf’s officers, directors or affiliates, including, but not limited to any stockholder claims or derivative actions, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(y)           Ogden Golf: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Ogden Golf under), nor has Ogden Golf received notice of a claim that it is in default under or that it is in violation of, any indenture, mortgage, deed of trust or other agreement, instrument or contract to which Ogden Golf is a party or by which it or any of its assets or properties are bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, (iii) is not and has not been in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any Governmental Authority having jurisdiction over Ogden Golf or any of its business or properties, including federal and state securities laws and regulations and (iv) is not in violation of any of its Permits.

(z)           There are no disagreements of any kind presently existing, or reasonably anticipated by Ogden Golf to arise, between the accountants and lawyers formerly or presently employed by Ogden Golf and Ogden Golf, except for fees and expenses owed to Cohne, Rappaport & Segal, P.C., which do not exceed $30,000 in the aggregate, is current with respect to any fees owed to its accountants and lawyers. Ogden Golf will incur additional accounting and legal fees prior to the Closing, which are not expected to exceed $20,000.

(aa)           Ogden Golf does not have a class of securities that are registered under Section 12 of the Exchange Act, and is not subject to Sections 14(a), 14(c) and 14(f) of the Exchange Act, and the rules and regulations promulgated thereunder.

(bb)           Neither Ogden Golf nor any of its past or present officers or directors is, or ever has been, the subject of any formal or, to Ogden Golf’s knowledge, informal inquiry or investigation by the SEC or the NASD.

(cc)           Ogden Golf confirms that neither it nor any other Person acting on its behalf has provided Bio-Path or its agents or counsel with any information that constitutes or might constitute material, nonpublic information concerning Ogden Golf. Ogden Golf understands and confirms that Bio-Path will rely on the foregoing representations in effecting transactions in securities of Ogden Golf. All disclosure provided to Bio-Path regarding Ogden Golf, its business and the transactions contemplated hereby furnished by or on behalf of Ogden Golf with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. Ogden Golf acknowledges and agrees that Bio-Path has not made, nor is Bio-Path making, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

(dd)           No representation or warranty by Ogden Golf or Merger Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to Ogden Golf that may reasonably be expected to have a material adverse effect on Ogden Golf or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Ogden Golf in connection herewith have been and will be complete originals, or exact copies thereof.

6.           Closing.  The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Cohne, Rappaport & Segal, P.C. Corporation, on such date (the “Closing Date”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered.  The “Effective Time” of the Merger shall be that date and time the Articles of Merger has been accepted for filing by the Division of Corporation of the State of Utah, or at such later time as is provided in the Articles of Merger, and the “Effective Date” shall be the date of the Effective Time.

7.           Actions Prior to Closing.

(a)           Prior to the Closing, Bio-Path on the one hand, and Ogden Golf and Merger Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b)           Prior to the Closing, Bio-Path, Ogden Golf and Merger Sub agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that Ogden Golf is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, Ogden Golf shall provide Bio-Path with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that Bio-Path may request.

(c)           Prior to the Closing, except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of Ogden Golf Common Stock after the date hereof and there shall be no dividends or other distributions paid on Ogden Golf Common Stock after the date hereof, in each case through and including the Closing. Ogden Golf and Merger Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.  Prior to the Closing, neither Ogden Golf nor Merger Sub shall take any action or enter into any agreement to issue or sell any shares of capital stock of Ogden Golf or Merger Sub or any securities convertible into or exchangeable or exercisable for any shares of capital stock of Ogden Golf or Merger Sub or to repurchase, redeem or otherwise acquire any of the issued and outstanding capital stock of Ogden Golf or Merger Sub, without the prior written consent of Bio-Path.

(d)           Prior to the Closing, Ogden Golf will timely file all required Ogden Golf SEC Documents and comply in all material respects with the requirements of the Securities Act, the Exchange Act, the NASD rules and regulations and state and regional securities laws and regulations.

(e)           Prior to the Closing, if requested by Bio-Path, Ogden Golf shall adopt a new stock option plan in the manner requested by Bio-Path.

(f)           Prior to the Closing, Ogden Golf shall take such actions as shall be necessary to pay all of its liabilities.

(g)           Prior to the Closing, Ogden Golf and Merger Sub shall conduct their business only in the usual and ordinary course and the character of such business shall not be changed nor shall any different business be undertaken.  Prior to the Closing, except as contemplated hereby, Ogden Golf and Merger Sub shall not incur any Liabilities without the prior written consent of Bio-Path.

(h)           Prior to the Closing, Ogden Golf shall take such action as shall be necessary to change the name of Ogden Golf to “Bio-Path Holdings, Inc.” (the “Name Change”).  If this Agreement is terminated in accordance with Section 15(c), Ogden Golf agrees to change its name back to “Ogden Golf Co. Corporation” or to such other name as authorized by Ogden Golf promptly following such termination.

(i)           Ogden Golf will, as promptly as practicable following the execution of this Agreement, call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated by this Agreement, including the Disposition, the Name Change, the Fiscal Year Change, the election of Bio-Path’s nominees to the Board of Directors of Ogden Golf and all matters outlined or contemplated herein, or obtain the written consent of its shareholders for the same aforementioned purpose.

(j)           Ogden Golf agrees that, from the date of this Agreement until the first to occur of (i) the termination of this Agreement pursuant to Section 15(c) and (ii) the Closing, except in connection with the Disposition, Ogden Golf will not, and will not authorize or permit any officer or director of Ogden Golf or any other person on its behalf to, directly or indirectly, solicit, facilitate, encourage, entertain, discuss, negotiate or accept or enter into any offer, inquiry or proposal from or any agreement with any party other than Bio-Path concerning a possible investment in, or an acquisition, merger or consolidation of Ogden Golf with or into any other entity, a disposition of all or any substantial portion of the business, assets or securities of Ogden Golf, or provide any confidential information to any party other than Bio-Path concerning any such investment, acquisition, merger, consolidation or disposition (a “Ogden Golf Third Party Transaction”).  Ogden Golf will promptly notify Bio-Path in writing of any such offer, the principal terms of the same and the identity of the party making the same, unless Ogden Golf’s sole response to such offer is to refuse to discuss the offer with such party.

In the event that Ogden Golf breaches any of its undertakings provided for in this Section 7(j) and Ogden Golf enters into a definitive agreement or agreement in principle with any third party in respect of which it breached such undertaking within six months after the termination by Bio-Path of this Agreement, then Ogden Golf shall cause Bio-Path to be paid, by Ogden Golf or another party or parties to the Ogden Golf Third Party Transaction, the amount of $200,000 in cash upon the closing of such Ogden Golf Third Party Transaction.

(k)           Bio-Path agrees that, from the date last set forth below until the first to occur of (i) the termination of this Agreement pursuant to Section 15(c) and (ii) the Closing, except in connection with the Equity Financing, Bio-Path will not, and will not authorize or permit any officer or director of Bio-Path or any other person on its behalf to, directly or indirectly, solicit, facilitate, encourage, entertain, discuss, negotiate or accept or enter into any offer, inquiry or proposal from or any agreement with any party other than Ogden Golf concerning an acquisition, merger or consolidation of Bio-Path with or into any other entity, a disposition of all or any substantial portion of the business, assets or securities of Bio-Path, or provide any confidential information to any party other than Ogden Golf concerning any such acquisition, merger, consolidation or disposition (a “Bio-Path Third Party Transaction”).  Bio-Path will promptly notify Ogden Golf in writing of any such offer, the principal terms of the same and the identity of the party making the same, unless Bio-Path’s sole response to such offer is to refuse to discuss the offer with such party.  In the event that Bio-Path breaches any of its undertakings provided for in this Section 7(k) and Bio-Path enters into a definitive agreement or agreement in principle with any third party in respect of which it breached such undertaking within six months after the termination by Ogden Golf of this Agreement, then Bio-Path shall cause Ogden Golf to be paid, by Bio-Path or another party or parties to Bio-Path Third Party Transaction, the amount of $200,000 in cash upon the closing of such Bio-Path Third Party Transaction.

(l)           Bio-Path will use commercially reasonable efforts to make all federal tax filings required to be made by applicable law as soon as practicable after the date hereof.

8.           Conditions Precedent to the Obligations of Bio-Path.  All obligations of Bio-Path under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:

(a)           Bio-Path shall have completed its due diligence review of the Ogden Golf and Merger Sub, and the results of such review shall be satisfactory to Bio-Path in its sole discretion.

(b)           The representations and warranties by or on behalf of Ogden Golf and Merger Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(c)           Ogden Golf and Merger Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(d)           The directors of Ogden Golf and the directors and sole stockholder of Merger Sub shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(e)           On or before the Closing Date, Ogden Golf and Merger Sub shall have delivered to Bio-Path certified copies of resolutions of the stockholders and the directors of Merger Sub and Ogden Golf approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Ogden Golf and Merger Sub to comply with the terms of this Agreement, including the Name Change, the Fiscal Year Change, the election of Bio-Path’s nominees to the Board of Directors of Ogden Golf and all matters outlined or contemplated herein.

(f)           The Merger shall be permitted by applicable state law and otherwise and Ogden Golf shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(g)           No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(h)           At Closing, all of the directors, and all of the officers of Ogden Golf shall have resigned in writing from their positions as directors and officers of Ogden Golf effective upon the election and appointment of the Post Closing Management listed on Schedule A, and the directors of Ogden Golf shall take such action as may be necessary or desirable regarding such election and appointment of Bio-Path nominees.

(i)           At the Closing, all instruments and documents delivered by Ogden Golf or Merger Sub, including to Bio-Path Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Bio-Path.

(j)           The shares of Ogden Golf capital stock to be issued to Bio-Path Stockholders at Closing will be validly issued, nonassessable and fully paid under Utah corporation law.

(k)           Bio-Path shall have received all necessary and required approvals and consents from required parties and from its stockholders.

(l)           Ogden Golf shall have effected the Name Change, the Fiscal Year Change.

(m)           Ogden Golf and Merger Sub shall have no Liabilities at the Effective Time.

(n)           Ogden shall have taken such action as may be necessary to amend its Articles of Incorporation to increase its authorized common stock to 200,000,000.

9.           Conditions Precedent to the Obligations of Ogden Golf and Merger Sub. All obligations of Ogden Golf and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a)           The representations and warranties by Bio-Path contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such times.

(b)           Bio-Path shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)           No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(d)           Bio-Path shall deliver to Ogden Golf financial statements meeting the requirements of 3-05 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

(e)           Bio-Path shall have entered into the License Agreements described on Exhibit 9(e) attached hereto.

10.           Survival and Indemnification. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that is 180 days after the Effective Date (the “Expiration Date”), except that the breaches of representations, warranties and covenants arising out of or related to the fraud or willful misconduct shall survive indefinitely.  The representations and warranties which terminate on the Expiration Date, and the liability of any party with respect thereto pursuant to this Section 10, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to the third anniversary of the Effective Date, as the case may be.

For purposes of this Agreement, “Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature. For purposes of this Agreement, “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

(a)           Bio-Path Indemnification.  Subject to the limitations set forth in Section 10(d) below, Bio-Path shall indemnify, defend, save and hold harmless Ogden Golf, any entity which directly or indirectly controls Ogden Golf and Ogden Golf’s Affiliates and Representatives (each a “Ogden Golf Indemnified Person”) for, from and against:

(i)           Any Damages incurred by the Ogden Golf Indemnified Persons arising out of or resulting from a breach in the representations and warranties of Bio-Path contained in this Agreement or in any other Transactional Agreement.

(ii)           Any Damages incurred in investigating, preparing or defending any Proceeding (commenced or threatened) incident to any of the foregoing or the enforcement of this Section 10.

(b)           Ogden Golf Indemnification.  Subject to the limitations set forth in Section 10(d) below, Ogden Golf shall indemnify, defend, save and hold harmless Bio-Path, any entity which directly or indirectly controls Bio-Path and Bio-Path’ Affiliates and Representatives (each a “Bio-Path Indemnified Person”) for, from and against:

(i)           Any Damages incurred by Bio-Path Indemnified Person arising out of or resulting from a breach in the representations and warranties of the Ogden Golf contained in this Agreement or in any other Transactional Agreement.

(ii)           Any Damages incurred in investigating, preparing or defending any Proceeding (commenced or threatened) incident to any of the foregoing or the enforcement of this Section 10.

(c)           Notification of Claims.  In the event of the occurrence of an event which an Indemnified Person asserts constitutes an event in respect of which indemnification may be sought from an indemnitor hereunder, such Indemnified Person shall provide the indemnitors with prompt notice of such event (“Claim”) and shall otherwise make available to the indemnitor all relevant information which is material to the Claim and which is in the possession of the Indemnified Person.

If such event involves a Claim brought by any third party (a “Third-Party Claim”), the indemnitors shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnitor in connection with the handling of such Claim, at the sole expense of the indemnitor, and no such Claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior written consent of the indemnitor unless and until the indemnitor shall have failed, after the lapse of a reasonable period of time, but in no event more than thirty (30) days after notice of such Claim, to join in the defense, settlement, adjustment or compromise of the same.  An Indemnified Person’s failure to give timely notice or to furnish the indemnitors with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Person, except and only to the extent that such failure shall result in any material prejudice to the indemnitors.  If so desired by any of the indemnitors, such indemnitor may elect, at such indemnitor’s sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, provided that before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such Claim, if as a result thereof, or pursuant thereto, there would be imposed on any Indemnified Person any liability or obligation not covered by the indemnification obligations of the indemnitors under this Agreement (including, without limitation, any injunctive relief or other remedy), such indemnitors shall obtain the written consent of such Indemnified Persons (which consent shall not be unreasonably withheld, conditioned or delayed).  After an indemnitor assumes control of the defense, settlement, adjustment or compromise of a claim, any Indemnified Person shall be entitled to participate in such defense, settlement, adjustment or compromise through counsel of its own choosing; provided that the fees and expenses of such counsel shall be borne by such Indemnified Person.

11           Nature of Representations.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12.           Documents at Closing. At the Closing, the following documents shall be delivered:

(a)           Bio-Path will deliver, or will cause to be delivered, to Ogden Golf the following:

(i)           a certificate executed by the President of Bio-Path to the effect that all representations and warranties made by Bio-Path under this Agreement are true and correct as of the Closing, the same as though originally given to Ogden Golf or Merger Sub on said date;

(ii)           a certificate from the State of Utah dated within five business days of the Closing to the effect that Bio-Path is in good standing under the laws of Utah;

(iii)           such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iv)           executed copy of the Articles of Merger for filing in Utah;

(v)            certified copies of resolutions adopted by the stockholders and directors of Bio-Path authorizing the Merger;

(vi)           all other items, the delivery of which is a condition precedent to the obligations of Ogden Golf and Merger Sub, as set forth herein; and

(b)           Ogden Golf and Merger Sub will deliver or cause to be delivered to Bio-Path:

(i)            stock certificates representing those securities of Ogden Golf to be issued as a part of the Merger as described in Section 2 hereof;

(ii)           a certificate of the President of Ogden Golf and Merger Sub, respectively, to the effect that all representations and warranties of Ogden Golf and Merger Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to Bio-Path on said date;

(iii)           certified copies of resolutions adopted by the stockholders and the Board of Directors of Merger Sub and the Board of Directors of Ogden Golf authorizing the Merger and all related matters;

(iv)           certificates from the jurisdiction of incorporation of Ogden Golf and Merger Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(v)            executed copy of the Articles of Merger for filing in Utah;

(vi)           such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(vii)          written resignation of all of the officers and directors of Ogden Golf and Merger Sub and the written appointment of Bio-Path’s nominees as directors and officers of Ogden Golf; and

(viii)         all other items, the delivery of which is a condition precedent to the obligations of Bio-Path, as set forth in Section 8 hereof.

13           Finder’s Fees. Except as set forth on Schedule B, Ogden Golf and Merger Sub, jointly and severally, represent and warrant to Bio-Path, and Bio-Path represents and warrants to each of  Ogden Golf and Merger Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby.

14.           Post-Closing Covenants.  After the Closing, Ogden Golf shall timely file a current report on Form 8-K to report the Merger.

15.           Miscellaneous.

(a)    Further Assurances.  At any time, and from time to time, after the Effective Time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b)    Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c)    Termination.  This Agreement and all obligations hereunder (other than those under Section 7(i) and Section 0) may be terminated (i) after December 31, 2007 at the discretion of either party if the Closing has not occurred by December 31, 2007 (unless the Closing date is extended with the consent of both Bio-Path and Ogden Golf) for any reason other than the default hereunder by the terminating party, (ii) at any time by the non-breaching party if any of the representations and warranties or other agreements made herein by the other party have been materially breached, (iii) by mutual written consent of Ogden Golf and Bio-Path or (iv) by Bio-Path if Bio-Path Stockholders do not approve the Merger.

(d)    Amendment.  This Agreement may be amended only in writing as agreed to by all parties hereto.

(e)    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f)    Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)           Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i)           Entire Agreement.  This Agreement and the attached Exhibits, including the Certificate of Merger, which is attached hereto as Exhibit A, is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j)           Time.  Time is of the essence.

(k)           Severability.  If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l)           Responsibility and Costs.  Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. Notwithstanding the foregoing, however, the Principal Shareholder shall be responsible for all such costs and expenses incurred by Ogden Golf and Merger Sub. The indemnification provisions of Section 10 shall not apply in the event of the termination of this Agreement prior to the Closing as a result of a breach hereof by either party.

(m)           Applicable Law.  This Agreement shall be construed and governed by the internal laws of the State of Utah.

(o)           Jurisdiction and Venue.  Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Harris County, State of Texas, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or  otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

OGDEN GOLF CO. CORPORATION

By:  /s/ Mark Scharmann_______________
Title:  President______________________

BIOPATH ACQUISITION CORP.

By:    /s/ Mark Scharmann_____________
Title:  President______________________

BIO-PATH, INC.

By:   /s/ Peter Nielsen_________________
Title:  President______________________